EXHIBIT 99.2

AMERICANWEST BANCORPORATION
CONTACT:	Wes Colley
President and Chief Executive Officer
(509) 467-6993

NEWS RELEASE

AMERICANWEST BANCORPORATION DECLARES 10% STOCK DIVIDEND

SPOKANE, WA – January 28, 2004 – AmericanWest Bancorporation (Nasdaq:AWBC) today announced its Board of Directors declared a 10% stock dividend to be issued February 20, 2004 to shareholders of record on February 9, 2004.

As a result of the dividend, shareholders will receive 10 additional shares for every 100 shares currently owned. AmericanWest Bancorporation now has approximately 9.2 million shares outstanding and will have approximately 10.1 million shares outstanding after payment of the stock dividend. Fractional shares of .5 or more will be rounded up and less than .5 will be rounded down.

AmericanWest Bancorporation is a community bank holding company with 41 branch offices – 33 in Central and Eastern Washington and 8 in Northern Idaho.

Statements concerning future performance, developments or events, and any other guidance on future periods constitute forward-looking statements subject to a number of risks and uncertainties. These include efficiency improvements, increased loan loss reserve, loan and savings product demand, changes in the banking regulatory environment, the effect of changing economic conditions throughout the U.S., as well as Eastern and Central Washington State, and other risk factors detailed in the Company’s Securities and Exchange Commission filings.